Exhibit 10.11

Intellicheck, Inc.

Executive Employment Agreement

Intellicheck, Inc. (“Company”) and Bryan Lewis (“Employee”) (together, the “parties”) enter into this Executive Employment Agreement (“Agreement”) effective as of February 1, 2018.

Agreement

Based upon the consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are acknowledged, the parties agree as follows:

1.	Employment.

1.1	Employee agrees to be employed as President and Chief Executive Officer (“CEO”) of Company. Employee’s first day of employment as CEO will be February 21, 2018 (“Start Date”). The CEO reports directly to the Board of Directors (“Board”). Employee will comply with all rules, policies, and procedures of Company, as modified from time to time, including, without limitation, rules and procedures set forth in Company’s employee handbook as adopted and modified from time to time at Company’s sole discretion. Employee will perform all of Employee’s responsibilities in complete compliance with all applicable laws. Company may, in its discretion, modify Employee’s duties, title, and assignment. Employee will serve on the Board for no consideration other than that provided for in this Agreement.

1.2	Employee agrees to devote Employee’s full and undivided time, energy, knowledge, skill, and ability to the purposes of Company and discharging Employee’s responsibilities for the benefit of Company’s business. In no event will Employee allow other activities to conflict or interfere with Employee’s duties to Company. Employee agrees to perform all duties faithfully and diligently and to the best of Employee’s ability. Employee recognizes that the services to be rendered under this Agreement require certain training, skills, and experience, and that this Agreement is entered into for the purpose of obtaining such service for Company. Employee agrees to provide Company with any information that Employee possesses and that will be of benefit to Company, unless providing such information would violate a third party’s rightful claim of ownership or unless such information is subject to an ongoing obligation of confidentiality to any third party, particularly any prior employers of Employee. Employee agrees to conduct himself in a way that will be a credit to the reputation and interests of Company and its Affiliates, to perform Employee’s duties in a careful, safe, loyal, and prudent manner, and to otherwise fulfill all fiduciary and other duties Employee has to Company. For purposes of this Agreement, “Affiliate” means any person or entity, including the current subsidiaries of the Company, currently existing or subsequently formed that directly or indirectly controls, is controlled by, or is under common control with Company, whether by contract, through the ownership of voting securities or otherwise.

1.3	Employee’s initial base of operations will be Company’s offices in Jericho, New York. Employee will travel the United States and internationally as necessary to fulfill the responsibilities of Employee’s position.

2.	At-Will Employment. Employee understands and agrees that Employee’s employment with Company will be at will and for no specific term, and either Employee or Company may terminate the employment relationship at any time, with or without reason, with or without cause, notice, pre-termination warning or discipline, or other pre- or post-termination procedures of any kind, subject only to the provisions of Section 4 regarding payments upon termination. Any representations to the contrary, whether written, verbal, or implied by any Company communication, conduct, or practice, are unauthorized and void unless contained in a formal written employment contract signed by the Company’s Chairman of the Board, at the direction of the Board of Directors, and Employee. Except as otherwise noted in this Agreement, Employee will not be entitled to any further compensation or benefits, other than compensation earned through the termination date of Employee’s employment, accrued, unused vacation, and vested benefits, if any exist, regardless of the reason for termination.

3.	Compensation and Benefits. Employee will be entitled to compensation and benefits pursuant to the following subparagraphs.

3.1	Base Salary. Employee will be paid a salary at an annual gross rate of $250,000 per year (“Base Salary”), with the actual amount paid to be prorated for the actual period of employment and payable in equal installments in accordance with Company’s normal payroll practices, subject to appropriate deductions and withholding.

3.2	Annual Incentive Compensation. Company will provide Employee with the opportunity to earn an annual incentive compensation award (“Annual Incentive Compensation”) under terms identified by Company and based on achievement of goals identified by the Board or its designee. For 2018 and going forward, Employee may earn Annual Incentive Compensation an at-goal amount of $125,000 gross based on achievement of goals identified by the Board and also subject to accelerators for outperformance. Bonus targets to be mutually agreed upon by the Employee and Board within 90 days of Employee start date. Any Annual Incentive Compensation will be prorated for the actual period of employment and subject to Employee’s satisfaction of all eligibility criteria, as determined by the Board, or its designee, in its sole discretion. Any Annual Incentive Compensation will not be deemed earned until paid, and Employee must be employed with Company at the time of payment and award to be eligible to receive such payment or award.

3.3	Benefits. Employee will be eligible to participate in employee benefit programs established by Company for personnel on a basis commensurate with Employee’s position and in accordance with the terms and conditions of the governing documents and the Company’s policies from time to time, provided that Employee satisfies the eligibility requirements of any such program. Nothing herein will require the adoption or maintenance of any such plans. Employee also will receive the following additional benefits:

3.3.1	Vacation. Employee will be provided with 20 vacation days per calendar year, which will accrue in accordance with Company’s vacation policy. Employee may use his vacation consistent with the applicable Company policy in place at the time of use.

3.3.2	Expenses. Company will reimburse Employee in accordance with Company’s policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder, provided that Employee provides appropriate receipts and vouchers indicating the specific business purpose for each such expenditure in accordance with Company policies.

3.4	Relocation Benefits. Company will pay certain relocation and housing benefits to Employee as set forth in Section 3.4.1. These advances may be earned subject to the terms specified in Section 3.4.2.

3.4.1	Moving Expenses. Subject to the requirements of Section 3.4.2, Company will advance or reimburse the amount of Employee’s reasonable Moving Expenses that are actually incurred by Employee to relocate to a reasonable distance to Melville, New York. The parties presently anticipate that Employee will relocate to temporary housing within a reasonable distance to Melville within 60 days of the start date. Any Moving Expense must be previously quoted to Employee and approved by the Board in advance. For the purposes of this Agreement, “Moving Expenses” means the reasonable cost of “qualified moving expenses” as that term is defined in Section 217 of the Internal Revenue Code of 1986 (the “Code”) and the regulations thereunder, including the expense of moving household goods and personal effects from Employee’s former residence to Employee’s new residence, as well as the expenses of packing, crating, and in-transit storage and insurance for such goods and effects. The following items are expressly excluded from the definition of Moving Expenses: meals, rental cars, and temporary housing and living expenses after arrival, residence sale, purchase or lease expenses, house-hunting expenses, and other costs not specified in the definition of Moving Expenses. To receive payment under this provision, Employee must present to Company documentation, including receipts, for amounts actually expended within a reasonable time following completion of the move. Subject to Section 12.10, the Moving Expense will be paid to Employee (or on behalf of Employee) a reasonable period after Employee’s submission of appropriate documentation.

3.4.2	Relocation Advances and Repayment Provision. If Employee remains employed by Company in good standing through the 12 month anniversary of the Start Date, then the Moving Expense and other covered expenses (collectively, “Relocation Advances”) will be earned by Employee in full, subject to the conditions below. If Employee’s employment terminates before the 12 month anniversary of the Start Date, then the Relocation Advances shall be prorated (and clawed back if necessary) based on the duration of employment out of 12 months employed, unless Section 4.2 applies. Employee expressly authorizes Company to deduct all amounts owed by Employee to Company under this Section 3.4.2 as an offset against Employee’s final paycheck and further agrees and acknowledges that such deduction is for the sole benefit of Employee, who otherwise would not be offered these relocation benefits. If the full amount owed is not deducted, Employee must repay the Company within 10 business days after the Separation Date (as defined below) for any amount still owed. Nothing in this provision restricts the at-will employment relationship.

3.5	Stock Option. Upon the Start Date, Employee will receive an option to purchase 100,000 shares (subject to adjustment in the event of any recapitalization, stock split or reverse stock split), subject to a four-year vesting schedule (25% will vest after each one full year of employment) under the Company’s 2015 Omnibus Incentive Plan, as amended (“Stock Option”).

4.	Termination. In addition to the provisions in Sections 4.1 through 4.5, if and as applicable, upon termination of Employee’s employment by Company or Employee for any reason, Company will pay Employee (a) salary earned on or before the termination date of Employee’s employment, (b) unpaid expenses, (c) accrued, unused vacation, and (d) vested benefits, if any exist, which vested benefits will be handled in accordance with their controlling plans and documents (collectively, “Final Pay”). Employee’s last day of employment, regardless of the reason for termination (or no reason) is the “Separation Date.”

4.1	Termination by Company For Cause or Resignation by Employee. Company will have the right to terminate immediately Employee’s services and this Agreement for Cause upon notice of termination. Upon termination of Employee’s employment hereunder for Cause, or if Employee terminates Employee’s employment for any reason, all compensation described herein will cease as of the Separation Date, and Employee will have no rights to any other compensation or payments, other than the Final Pay. Any assignment of this Agreement by Company will not constitute a termination for Cause for purposes of this Section 4.1.

4.2	Termination by Company Without Cause. Company will have the right to terminate immediately Employee’s services and this Agreement without Cause and without Employee’s consent upon notice of termination, subject to the provisions of this Section 4.2. If Company terminates Employee’s employment without Employee’s consent and without Cause, Company will provide Employee the following (collectively, “Severance”), subject to the conditions below:

●	Severance Payments: If Employee is terminated without Cause:

○	Prior to the one year anniversary of this Agreement, Company will continue to pay Employee’s base monthly salary (at the annual rate then in effect), subject to applicable deductions and withholdings, for six months in accordance with Company’s regular payroll schedule.

○	After the one anniversary of this Agreement but before the fifth anniversary of this Agreement, Company will continue to pay Employee’s base monthly salary (at the annual rate then in effect), for one year subject to applicable deductions and withholdings, for one year in accordance with Company’s regular payroll schedule.

○	After the fifth anniversary of this Agreement, Company will continue to pay Employee’s base monthly salary (at the annual rate then in effect), subject to applicable deductions and withholdings, for eighteen months in accordance with Company’s regular payroll schedule.

●	Benefits Continuation: If Employee is terminated without cause, the company will reimburse Employee for the full amount of premiums paid for participation in the company’s medical, dental and vision plans pursuant to Section 498B(f) of the Internal Revenue Code of 1986, as amended (COBRA) until such time as Employee becomes eligible for coverage under another employer’s insurance plan or the following periods, whichever is shorter:

○	Prior to the one year anniversary of this agreement, for a period of six months.

○	After the one anniversary of this Agreement but before the fifth anniversary of this Agreement, for a period of one year.

○	After the fifth anniversary of this Agreement, for a period of 18 months

The above three bulleted provisions, (the “Severance Payments”) and the three separate durations being the (“Severance Period”).

●	The Severance Payments will commence with the next payment cycle after the Separation Date provided that Employee has satisfied the conditions below and further provided that if the next payment period begins in one taxable year and ends in a subsequent taxable year, Severance Payments will commence in the subsequent taxable year.

The Severance is expressly conditioned upon (a) Employee’s timely execution and delivery to Company of a separation agreement in a form acceptable to Company, which will include a full waiver and release of all claims by Employee against Company, its Affiliates, and their officers, directors, employees, and agents; (b) Employee not rescinding or revoking the separation agreement; and (c) Employee being and remaining in full compliance with this Agreement (including Sections 5, 6, and 7), and all other obligations to Company. Except as provided in this Section 4.2, upon termination by Company without Employee’s consent and without Cause, Employee will not be entitled to any further compensation, payments, or severance other than the Final Pay.

4.3	Death or Disability. Employee and Company acknowledge that Employee’s ability to perform the duties specified in Section 1 or as otherwise communicated by Company are of the essence of this Agreement. This Agreement and Employee’s employment hereunder will terminate automatically upon the death or Total Disability of Employee. If Employee’s employment is terminated as a result of the Employee’s death or Total Disability, this Agreement will terminate without further obligations to Employee, other than the Final Pay.

4.4	Limitations. Employee agrees that this Section 4 details the sole consideration to which Employee may be entitled in the event of the termination of Employee’s employment. Employee expressly waives and relinquishes any claim to other or further consideration. If any consideration is owed to Employee in connection with Employee’s termination of employment under any arrangement or law (including the federal Workers Adjustment and Retraining Notification Act or other state or local laws), then amounts owed to Employee under this Section 4 will be less the amount of all such sums to the extent permitted by law.

4.5	Definitions. For purposes of this Agreement, the following definitions apply:

(a)	“Cause” means a good faith determination by Company that: (i) Employee has engaged in conduct that constitutes gross negligence, flagrant disloyalty to Company, material dishonesty, fraud, theft, embezzlement, or unprofessional conduct; (ii) Employee has failed to perform assigned job duties or willfully or repeatedly failed to carry out the directions of the Board or its designee; (iii) Employee engaged in insubordination or willful dereliction of his duties hereunder; (iv) Employee has falsified any Company record or violated any law or regulation related to performance of Employee’s duties; (v) Employee has engaged in conduct in violation of material policies of Company or its Affiliates, including policies pertaining to compliance with the laws prohibiting unlawful discrimination, harassment, or insider trading; (vi) Employee has been convicted of or entered a plea of nolo contendere to any crime involving fraud, embezzlement, or any other act of moral turpitude or any felony; (vii) Employee has breached the terms of any agreement signed in connection with Employee’s employment with Company or any of its Affiliates (including this Agreement; (viii) Employee’s employment with Company or performance of duties within that employment violates any obligation of employee to any third party not to engage in such employment or duties; or (ix) Employee has done any other thing that would constitute cause under the laws of the State of Washington.

(b)	“Total Disability” means Employee’s inability (with or without such accommodation as may be required by law protecting persons with disabilities and that places no undue burden on Company) as determined in good faith by the Board or its designee, to perform Employee’s duties hereunder for a period or periods aggregating 90 calendar days in any 12-month period as a result of physical or mental illness.

5.	Confidential Information.

5.1	Confidentiality Obligations and Confidential Information. Employee may obtain, receive, or gain access to Confidential Information in connection with Employee’s work for Company. Employee acknowledges that disclosure of Confidential Information outside of Company would severely affect Company or its Affiliates and provide the recipient of the Confidential Information with an unfair competitive advantage. During Employee’s relationship with Company and at all times thereafter, Employee will hold all Confidential Information in strictest confidence and will not copy, acquire, use, publish, disclose, or communicate any Confidential Information except as necessary for Employee to perform Employee’s employment duties for (and while employed by) Company. “Confidential Information” means all information, data, and materials in whatever form, tangible or intangible, and whether or not marked or otherwise designated as confidential, that is not generally known to the public and that relates to the business, technology, practices, projects, products, services, inventions, ideas, trade secrets, developments, marketing, sales, customers, finances, or legal affairs of Company or its Affiliates, including without limitation information regarding business plans, marketing and sales data and plans, budgets, pricing information, suppliers, customer lists and information, data (equipment, operational, and other data), concepts, techniques, processes, methods, know-how, designs, technology, computer programs, licenses, formulas, and development or experimental work. Without limiting the generality of the foregoing, trade secrets are further defined in the Uniform Trade Secrets Act, RCW 19.108 et seq. (the “UTSA”).

5.2	Confidential Information of Third Parties. Employee will preserve as confidential any information that Employee learns or obtains from a third party or relating to a third party (such as a client, customer, affiliate, partner, or vendor) that is not readily available to the public or that Company is obligated to treat as confidential, and Employee will treat such information as Confidential Information.

5.3	Return of Confidential Information. Upon the Separation Date, or sooner if so requested, Employee will immediately return all Confidential Information and other things belonging to Company, including tools, equipment, devices, keys, identification, or other property, and all documents, records, notebooks, and tangible articles containing or embodying any Confidential Information, including any copies (whether stored in paper, electronic, magnetic, or other form) then in Employee’s possession, custody, or control, whether prepared by Employee or others. Employee understands that all such documents and materials are Company’s sole property and that Employee cannot make any copies thereof.

6.	Intellectual Property. Employee acknowledges that all developments, including, without limitation, the creation of products, services, source-code, applications, projects, strategies, tactics, promotions or publications, inventions, patentable or otherwise, discoveries, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts and diagrams, procedures and business methods, data, documentation and writings and applications thereof relating to the actual or planned business of Company or any of its Affiliates from and after the date of his association with Company, that, alone or jointly with others, the Employee may have discovered, conceived, created, made, developed, reduced to practice or acquired (“Developments”), are works made for hire and will remain the sole and exclusive property of Company, and Employee hereby assigns to Company all of Employee’s right, title and interest in and to all such Developments. Employee agrees promptly and fully to disclose all future Developments to Company and, at any time upon request and at the sole expense of Company, execute, acknowledge and deliver to Company all instruments that Company will prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of Company to enable Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by Company. All data, memoranda, notes, lists, drawings, records, files, customer lists, exhibitor lists and other documentation (and all copies thereof) made or compiled by Employee or made available to Employee concerning the Developments or otherwise concerning the actual or planned business of Company or any of its Affiliates will be the property of Company or such Affiliate, as the case may be, and will be delivered to Company promptly upon the termination of Employee’s employment with Company.

7.	Noncompetition, Nonsolicitation, and Nondisparagement.

7.1	Noncompetition. During Employee’s employment with Company and for a period of 6 months after the Separation Date (which term shall be increased to 12 months after the second anniversary of this Agreement), Employee will not, directly or indirectly, except for on behalf of Company or except with the prior written approval of Company, engage in, carry on, provide advisory services in connection with, or otherwise assist with or be interested economically in the Business of Company within the Restricted Territory (as defined below), including without limitation by seeking, soliciting, or accepting employment by or agreeing to provide advisory services to any person or entity, or being interested economically in any entity, that is at that time engaged in, or that has plans for future engagement in the Business of Company within the Restricted Territory.

7.2	Nonsolicitation. During Employee’s employment with Company and for a period of 6 months after the Separation Date (which term shall be increased to 12 months after the second anniversary of this Agreement), Employee will not, directly or indirectly, except for on behalf of Company or except with the prior written approval of Company: (a) accept or solicit (or assist in the solicitation of) any person or business who was a customer or active prospect of Company or any of its Affiliates during Employee’s employment with Company with respect to the Business of Company within the Restricted Territory; (b) contact any person or business who was a supplier, customer, or active prospect of Company or any of its Affiliates during Employee’s employment with Company for the purpose of soliciting an order or establishing a relationship for any business enterprise that engages or that has plans for future engagement in the Business of Company within the Restricted Territory; (c) encourage any customer, client, or business party of Company to cease doing business with Company or to terminate or limit an existing relationship or arrangement with Company; (d) solicit or otherwise encourage any employee, contractor, or consultant of Company or its Affiliates (“Covered Workers”) to terminate any employment or contractual relationship with Company or its Affiliates; or (e) otherwise interfere with the performance of current or former Covered Workers of their obligations or responsibilities to Company or its Affiliates.

7.3	Nondisparagement. After the Separation Date, to the maximum extent permitted by law, Employee and Company will not, directly or indirectly, disparage Employee, Company, its Affiliates, or any of its or their officers, directors, or employees (“Covered Group”). This includes, but is not necessarily limited to, not saying or doing anything that portrays Covered Group in a negative light. Despite the foregoing, nothing in this Agreement is intended to prevent Employee from testifying truthfully in response to any lawfully issued subpoena, court order, or arbitral order, or providing truthful information in response to any governmental or administrative agency investigation, as long as Employee has received a subpoena, court order, or arbitral order (a “Disclosure Demand”) to do so with respect to Employee’s employment with Company. Also, Employee must provide the Disclosure Demand to Company within three business days of receiving it and cooperate with Company and its Affiliates to the extent any of them wish to object to or challenge the Disclosure Demand. Even if Employee has not received a Disclosure Demand, Employee may participate in or cooperate with the Equal Employment Opportunity Commission or similar agency.

7.4	For purposes of this Agreement, the following definitions apply:

(a) “Business of Company” means the business that Company conducts or is planning to conduct, or any aspect thereof, during the term of this Agreement, including, without limitation, the design, development, sale, promotion, production, marketing, licensing or distribution of products, services or technologies relating to identification verification software, applications, devices and services.

(b) “Restricted Territory” means any geographical region in which Company engages in business or reasonably anticipates engaging in business, including but not limited to (i) North America, and (ii) every other place in which Company, during Employee’s employment with Company or in the 12 months before Employee commenced employment, has had customers or employees.

7.5	Nothing in this Section 7 will prohibit Employee from (a) working in the industry, engaging in academic research or teaching, or using Employee’s skills and experience, in each case in compliance with the restrictions contained in this Agreement, or (b) holding up to one percent of the issued and outstanding securities of any class of securities of any entity that is publicly traded and quoted on a recognized securities exchange, so long as Employee does not, directly or indirectly, exercise any management or control with respect to, or have any active participation in the business of, such entity.

8.	Disclosure. Employee agrees fully and completely to reveal the terms of Sections 5, 6, and 7 of this Agreement to any new or prospective employee, business partner, or investor of Employee and authorizes Company, at its election, to make such disclosure and provide a copy of this Agreement to any new or prospective employee, business partner, or investor.

9.	Representations Regarding Existing Obligations. Employee represents and certifies as follows: (a) Employee is not in possession or control of any document or other tangible thing that in any way constitutes confidential, proprietary, or trade secret information of any third party (including any former employer); (b) Employee is not subject to a noncompetition agreement that precludes Employee’s work for Company; (c) Employee has identified all confidentiality, nonsolicitation, or similar agreements or obligations Employee has with any third party, and Employee will not violate any such agreements or obligations in the course of Employee’s work for Company; and (d) Employee will not use or disclose any tangible or intangible information that constitutes a trade secret of any third party (including any former employer) in the course of Employee’s employment, except pursuant to written authorization to do so.

10.	Remedies for Breach and Right to Injunction. Any breach of Sections 5, 6, 7, 8, or 9 of this Agreement may cause Company irreparable harm for which there is no adequate remedy at law and, as a result, Company will be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order, or other equitable relief in favor of itself, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any such violation. Any right to obtain an injunction, restraining order, or other equitable relief under this Agreement will not be considered a waiver of any right to assert any other remedy Company may have at law or in equity. Nothing in this Agreement will limit the remedies available to Company. Rather, the terms of this Agreement supplement, and do not replace, any other obligations Employee has have under applicable law, including the UTSA and other laws regarding confidentiality, non-disclosure, assignment of inventions, or the protection of intellectual property or business interests. The UTSA is fully applicable and includes all definitions and remedies in the event of a violation of the Act. The restrictions in this Agreement are independent of any other provision of this Agreement and will be enforceable whether or not Employee may have or purport to have any claim against Company.

11.	Conditions of Employment. Company’s obligations to Employee under this Agreement are conditioned upon Employee’s timely compliance with requirements of the U.S. immigration laws.

12.	Miscellaneous.

12.1	Fees. In any suit or action brought to enforce this Agreement, or to obtain an adjudication, declaratory or otherwise, of rights hereunder, the losing party will pay to the prevailing party reasonable attorneys’ fees and all other costs and expenses that may be incurred by the prevailing party in such suit or action.

12.2	Assignability. This Agreement will be binding upon Employee, Employee’s heirs, personal representatives, and permitted assigns and on Company, its successors, and assigns. During Employee’s employment hereunder, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Company may in its sole discretion assign its rights and obligations under this Agreement, without Employee’s consent, to an Affiliate or a successor by sale, merger, or liquidation.

12.3	Notices. Any notice required or permitted to be given hereunder will be sufficient if in writing, by registered or certified mail, addressed to Employee at: 100 Jericho Quadrangle, Suite 202, Jericho, NY 11753, or such other address as Employee may provide to Company in writing; or addressed to Company to the attention of Chief Financial Officer, or such other address as may be provided in writing by Company. Notices to the Employee may, at the discretion of Company, alternatively be hand delivered to Employee.

12.4	Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement will constitute a violation of any law, or be deemed unenforceable or void, then such provision, to the extent only that it is in violation of law, or is deemed void or unenforceable, will be deemed modified to the extent necessary so that it is no longer unenforceable, void or in violation of law and will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, void or unenforceable, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

12.5	Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes any prior or contemporaneous statements or understandings by or between the parties, including the Prior Agreement. Notwithstanding the foregoing, nothing in this Agreement supersedes or restricts any of Employee’s existing obligations to Company or under other agreements between Employee and Company (including all Employee’s obligations under Sections 5, 6, 7, 8, 9, 10, 12, and 13 of the Prior Agreement and other obligations to protect the confidentiality of information of Company and to assign intellectual property rights to it or otherwise protect its intellectual property and/or business interests), which remain in full force and effect. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

12.6	Governing Law/Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law provisions. The parties hereby irrevocably and unconditionally agree to submit any legal action or proceeding relating to this Agreement to the non-exclusive general jurisdiction of the courts of the State of Delaware located in Wilmington, Delaware and the courts of the United States located in the District of Delaware and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court.

12.7	Third-Party Beneficiaries. Affiliates of Company are and will be third-party beneficiaries of this Agreement.

12.8	Survival. Sections 4 through 13 will survive the termination of this Agreement or Employee’s employment relationship with Company.

12.9	Nonwaiver. Failure of Company to insist upon strict adherence to any provision of this Agreement or to enforce any provision, on one or more occasions, will not be deemed to be a waiver of its right to enforce any provision in the future.

12.10	Code Section 409A. Company and Employee agree that this Agreement will be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Section 409A”) and all provisions of this Agreement will be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

(a)	Notwithstanding any other provision of this Agreement, if at the time of Employee’s termination of employment, he is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Employee on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of Employee’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Employee dies during the six-month period, any delayed payments shall be paid to Employee’s estate in a lump sum upon Employee’s death.

(b)	To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

12.11	Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which will be treated as an original, but all of which taken together will be treated as one and the same instrument. The headings in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

13.	Employee’s Recognition of Agreement. Employee acknowledges with execution of this Agreement that: (a) Employee has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of Company’s business, (b) Company has been induced to employ Employee by his representation that he will abide by and be bound by each of the covenants and restraints in this Agreement, and (c) each and every covenant and restraint is reasonable. Employee acknowledges that Employee has been advised by Company that Employee is entitled to have this Agreement reviewed by an attorney of Employee’s selection, at Employee’s expense, before signing, and that Employee has either done so or elected to forgo that right.

EMPLOYEE	INTELLICHECK, INC.

/s/ Bryan Lewis		/s/ Michael D. Malone
BRYAN LEWIS	By	Michael D. Malone, Chairman